EXHIBIT 14.1

CODE OF ETHICS AND BUSINESS CONDUCT FOR OFFICERS,

DIRECTORS AND EMPLOYEES OF

BIRCHTECH CORP. (THE “COMPANY”)

A. Purpose

This Code of Ethics and Business Conduct (the “Code”) addresses the Company’s commitment to the honesty, integrity and ethical behavior of the Company’s employees, officers and directors. These qualities are essential to the Company’s reputation and success. This Code governs the actions and working relationships of the Company’s employees, officers and directors with current and potential customers, consumers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom the Company has or may have contact. Each member of management of the Company has the added responsibility of setting an example by his or her personal performance, which should convey the Company’s commitment to the highest ethical values. If you are ever unsure of the appropriate action, you are encouraged to take advantage of the Company’s open door and informal environment and raise your concerns with appropriate management personnel.

B. Introduction

The Company and each of its employees, officers and directors must conduct their business affairs with the highest standards of honesty and integrity. Employees, officers and directors must also respect the rights of their fellow employees, officers, directors and third- parties. Your actions must be free from discrimination, libel, slander or harassment. Misconduct cannot be excused because it was directed or requested by another party. In this regard, you are expected to alert the Company in the manner set forth in Section M (Reporting Violations) whenever an illegal, dishonest or unethical act is discovered or suspected. You will not be penalized for reporting your discoveries or suspicions provided you have acted in good faith. Persons who violate this Code will be subject to disciplinary action, up to and including termination. Periodically, you may be required to review this Code and acknowledge in writing your understanding of and compliance with this Code.

C. Core Principles

1. Employees, officers and directors shall act with honesty and integrity and shall avoid actual or apparent conflicts of interest between personal and professional relationships and shall disclose to the audit committee any material transaction or relationship that reasonably could be expected to give rise to such conflict.

2. Employees, officers and directors shall endeavor to provide information that is full, fair, accurate, timely, and understandable in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) as well as other public filings or communications made by the Company.

3. Employees, officers and directors shall endeavor to faithfully comply with all laws, rules and regulations of federal, state, and local governments and applicable private or public regulatory agencies.

4. Employees, officers and directors shall act in good faith, responsibly, with due care, competence, and diligence and shall not knowingly or recklessly misrepresent material facts or allow their independent judgments to be subordinated.

5. Employees, officers and directors shall not use confidential information acquired in the course of their work for personal advantage and shall not buy or sell the Company’s securities in violation of the securities laws or the Company’s insider trading and stock pre-clearance policies.

6. Employees, officers and directors shall act responsibly in their use of and control over the Company’s assets and resources.

D. Conflicts of Interest

A “conflict of interest” occurs when your private interest interferes or appears to interfere in any way with the interests of the Company. You must avoid all situations that might lead to a real or apparent material conflict between your self-interest and your duties and responsibilities as an employee, officer or director of the Company. Any position or interest, financial or otherwise, which could materially conflict with your performance as an employee, officer or director of the Company, or which affects or could reasonably be expected to affect your independence or judgment concerning transactions between the Company, its customers, suppliers or competitors or otherwise reflects negatively on the Company would be considered a conflict of interest. In addition, you may not exploit your position or relationship with the Company for personal gain. For example, there is a likely conflict of interest if you (i) cause the Company to engage in business transactions with relatives or friends; (ii) use nonpublic, client or vendor information for personal gain by you, relatives or friends (including securities transactions based on or while aware of such information); or (iii) compete, or prepare to compete, with the Company while still employed by, or serving as a director of, the Company.

E. Confidentiality

Nonpublic information regarding the Company or its businesses, employees, customers and suppliers is confidential. As a Company employee, officer or director you are trusted with confidential information. You are only to use such confidential information for the business purpose intended and not for personal gain (as further described in the Company’s Insider Trading Policy). You may not share (or “tip”) confidential information with anyone outside the Company (except for the Company’s professional advisors in connection with their provision of services), including family and friends, or with other employees who do not need the information to carry out their duties. You remain under an obligation to keep all information confidential even if your employment or directorship ends.

F. Corporate Opportunities

Using confidential information about the Company or its businesses, employees, officers, directors, customers, consumers or suppliers for personal benefit or disclosing such information to others outside your normal duties is prohibited. All non-public information about the Company should be considered confidential. Employees, officers and directors are prohibited from:

■	Personally benefiting from opportunities that are discovered through the use of the Company property, contacts, information or position.

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Accepting employment or engaging in a business (including consulting or similar arrangements) while employed by the Company that may conflict with the performance of your duties or the Company’s interest.

■	Soliciting, demanding, accepting or agreeing to accept anything of value from any person in conjunction with the performance of your employment or duties at the Company.

■	Acting on behalf of the Company in any transaction in which you or your immediate family has a significant direct or indirect financial interest.

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There are certain limited situations in which you may accept a personal benefit from someone with whom you transact business, such as:

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Accepting gifts not to exceed an aggregate total value of $500 per year from any one individual or entity in recognition of a commonly recognized events or occasions (such as a promotion, new job, wedding, retirement or holiday). Awards in recognition of service and accomplishment may also be accepted without violating these guidelines.

■	Accepting something of value if the benefit is available to the general public under the same conditions on which it is available to you.

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Accepting meals, refreshments, travel arrangements and accommodations and entertainment of reasonable value in the course of a meeting or other occasion to conduct business or foster business relations if the expense would be reimbursed by the Company as a business expense if the other party did not pay for it.

G. Fair Dealing

No employee, officer and director may take unfair advantage of anyone, including the Company’s customers, suppliers, competitors and employees. Additionally, no one may take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices.

Employees must disclose prior to or at their time of hire the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits the performance of any duties or responsibilities of their positions with the Company. Copies of such agreements should be provided to the Company to permit evaluation of the agreement in light of the employee’s position. In no event shall an employee use any trade secrets, proprietary information or other similar property acquired in the course of his or her employment with another employer in the performance of his or her duties for or on behalf of the Company.

H. Company Property

Employees, officers and directors must protect the Company’s property and assets and ensure their efficient and proper use. Therefore, each employee, officer and director must safeguard the Company’s property and assets from loss or theft and may not take such property for personal use. The Company’s property includes confidential information, software, computers, office equipment, and supplies. You must appropriately secure all of the Company’s property within your control to prevent its unauthorized use or theft. Using the Company’s computers or communications systems to access or distribute personal “non-business related” information, data or graphics is strictly prohibited.

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I. Protecting Yourself, Your Fellow Employees, and the World We Live In

We are committed to providing a drug-free, safe and healthy work environment, and to observing environmentally sound business practices. We will strive, at a minimum, to do no harm and where possible, to make the communities in which we work a better place to live. Each of us is responsible for compliance with environmental, health and safety laws and regulations.

J. Keeping Accurate & Complete Records; Covering up Mistakes; Falsifying Records

We must maintain accurate and complete Company records. Transactions between the Company and outside individuals and organizations must be promptly and accurately entered in our books in accordance with generally accepted accounting practices and principles. No one should rationalize or even consider misrepresenting facts or falsifying records. Mistakes should never be covered up; they should be immediately and fully disclosed to appropriate members of management. Falsification of any Company, client or third-party record is prohibited and will result in disciplinary action.

K. Use of and Third-Party Software

The Company’s and third-party software may be distributed and disclosed only to employees authorized to use it and to clients in accordance with terms of a license agreement. Company and third-party software may not be copied without specific authorization and may only be used to perform assigned responsibilities. All third-party software must be properly licensed. The license agreements for such third-party software may place various restrictions on the disclosure, use and copying of software.

L. Fair Competition

The Company must comply with all applicable fair competition and antitrust laws. These laws attempt to ensure that businesses compete fairly and honestly and prohibit conduct seeking to reduce or restrain competition.

M. Reporting Violations

Any employee, officer or director who becomes aware or suspicious of any violation of this Code is required to contact the Company’s Chief Legal Officer or General Counsel, or the Company’s Chairman of the Board.

The Company encourages its employees, officers and directors to talk to supervisors, managers or other appropriate personnel to report and discuss any known or suspected criminal or unethical business activity involving the Company or its employees. Reporting the activity will not subject the employee to discipline absent a knowingly false report and the Company may not subject any person to adverse employment action who makes a good faith report pursuant to this Code.

N. Waivers

There shall be no waiver of any part of this Code except by a vote of the Board of Directors or a designated committee of the board of directors (currently no committee has been designated by the Board of Directors) which will ascertain whether a waiver is appropriate and ensure that the waiver is accompanied by appropriate controls designed to protect the Company. In the event that any waiver is granted, the waiver shall be promptly disclosed as required by applicable law or regulation or by the exchange listing rules applicable to the Company.

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O. Conclusion

Each of the Company’s employees, officers and directors is the guardian of the Company’s ethics and reputation. Employees, officers and directors are encouraged to talk to supervisors, managers or other appropriate personnel when in doubt about the best and ethical course of action in a particular situation. While there are no universal rules, when in doubt, ask yourself the following questions:

■	Will my actions be ethical in every respect and fully comply with the law and with the Company’s policies?
■	Will my actions have the appearance of impropriety?
■	Will my actions be questioned by my supervisors, associates, clients, family or the general public?
■	Am I trying to fool anyone, including myself, as to the propriety of my actions?

If you are uncomfortable with your answer to any of the above, you should not take the contemplated actions without first discussing them with appropriate management.

Revised as of December 2, 2024

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